Shareholder Voting Results (Unaudited)

At a special meeting held on September 11, 2009, the shareholders of the Money Market Funds
(except the SDIT Government Fund which was adjourned until September 25, 2009), voted on the proposal listed below. The results of the voting were as follows:


Proposal 1: 	With respect to each fund, to
approve an amendment to the Investment Advisory
	Agreement between the Advisor and the Trust, on behalf of the Fund, that would
	increase the management fee payable by the Fund to the Advisor for its investment
	advisory services.

Money Market Fund
	Number of Shares	% of Outstanding Shares	% of
Shares Present
Affirmative	      249,302,016.13 	43.28%
	82.08%
Against	        52,521,157.48 	9.11%	17.29%

Abstain	          1,897,269.04 	0.33%	0.63%

Total	      303,720,442.65 	52.72%	100.00%



Government Fund (Results shown below for the
Government Fund reflect votes and percentages
	         as of the date of the adjourned
meeting, September 25, 2009)
	 Number of Shares 	% of Outstanding
Shares	% of Shares Present
Affirmative	    1,029,023,164.07 	51.36%
	63.23%
Against	      569,508,287.75 	28.43%
	35.00%
Abstain	        28,785,646.88 	1.43%	1.77%

Total	    1,627,317,098.70 	81.22%	100.00%



Government II Fund
	 Number of Shares 	% of Outstanding
Shares	% of Shares Present
Affirmative	    1,227,988,443.27 	66.66%
	85.04%
Against	      202,193,937.95 	10.98%
	14.00%
Abstain	        13,896,194.03 	0.75%	0.96%

Total	    1,444,078,575.25 	78.39%	100.00%



Prime Obligation Fund
	 Number of Shares 	% of Outstanding
Shares	% of Shares Present
Affirmative	    1,965,980,573.22 	56.48%
	96.22%
Against	        68,926,687.31 	1.98%	3.37%
Abstain	          8,284,948.69 	0.24%	0.41%

Total	    2,043,192,209.22 	58.70%	100.00%



Treasury Fund
	 Number of Shares 	% of Outstanding
Shares	% of Shares Present
Affirmative	      502,162,929.13 	50.09%
	90.67%
Against	        40,317,647.65 	4.02%	7.28%
Abstain	        11,364,857.95 	1.13%	2.05%

Total	      553,845,434.73 	55.24%	100.00%



Treasury II Fund
	 Number of Shares 	% of Outstanding
Shares	% of Shares Present
Affirmative	      438,275,484.05 	54.42%
	93.90%
Against	        25,846,681.76 	3.21%	5.54%
Abstain	          2,635,605.44 	0.33%	0.56%

Total	      466,757,771.25 	57.96%	100.00%